CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES RECEIVES NOTIFICATION OF NON-RENEWAL OF LORD & TAYLOR LEASE

New York, NY, February 28, 2008 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, today announced that it has received notification from Lord & Taylor that the Company’s license agreements will not be renewed upon the expiration of the agreements on January 31, 2009. The Company will close a total of 47 Lord & Taylor locations at the end of fiscal 2008.

This development follows the acquisition of Fortunoff out of bankruptcy by an affiliate of NRDC Equity Partners LLC, which owns the Lord & Taylor department store chain. Lord & Taylor has indicated its intent to operate its own jewelry departments through Fortunoff.

In fiscal 2007, the Lord & Taylor locations generated approximately $44 million in revenue for Finlay. Finlay is currently evaluating the impact of the expected closings on its financial results for fiscal 2008 and beyond.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Given the recent evolving department store landscape, we have focused on the diversification of our business over the last three years by entering into the luxury free-standing specialty jewelry sector. We will continue to focus on further penetrating this sector, while also maximizing the return of our existing lease business.”

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2007 totaled 794, including 69 Bailey Banks & Biddle, 32 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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